MEMBER	CERTIFICATE NO.	DATE OF ISSUE	NUMBER OF SHARES	AUTHORISED CAPITAL
[NAME]	[X]	[DATE]	[X]	100,000,000,000

Certificate No. : [X]

SHARE CERTIFICATE

Number of Shares : *[X]*

ANGKASA-X HOLDINGS CORP.

亞太航天集團有限公司

Company No: 2053185

INCORPORATED IN THE BRITISH VIRGIN ISLANDS

Maximum Number of Authorised Shares Issuable: 100,000,000,000 shares with a par value of USD 0.0001 each

This is to certify that [NAME]
[ADDRESS]

is/are the registered holder(s) of ____________ [NUMBER OF SHARE] ONLY ____________

fully paid share(s) of USD 0.0001 each numbered ________ to ________ inclusive in the above named Company

subject to Memorandum and Articles of Association thereof.

***GIVEN** under the Common Seal of the Company on this ________ day of ____________*

Director / Officer

NO TRANSFER OF ANY PORTION OF THE SHARES COMPRISED IN THIS CERTIFICATE CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE